CAPE FEAR FARM CREDIT, ACA

                         CONSOLIDATING LOAN AGREEMENT
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BORROWER:  Carroll's Foods, Inc. ("Foods"),            LENDER:  Cape Fear Farm Credit, ACA
           and Carroll's Realty, Inc. ("Realty"),               ("Lender"), an agricultural
           each a North Carolina corporati n, and               credit association
           Carroll's Realty Partnership
           ("Partnership"), a North Carolina                    Post Office Box 558
           general partnership, (collectively,                  Clinton, North Carolina 28329
           "Borrowers," and each,
           individually, "Borrower")
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THIS CONSOLIDATING LOAN AGREEMENT (the "Consolidating Loan Agreement") is made and entered into to be effective as of the 28th day of August, 1998, by and among Lender, Borrowers and Guarantors as defined herein (Lender, Borrowers and
Guarantors, collectively, the "Parties").

                              FACTUAL BACKGROUND

      Lender, Borrowers and one or more of Guarantors entered into a certain Loan Agreement with an effective date of October 23, 1996 (the "Original Loan Agreement") pursuant to which Lender agreed to make available to Borrowers up to $65,000,000.00 under a revolving line of credit (the "RLOC") and up to $40,000,000.00 under a non-revolving line of credit (the "NRLOC"). Subsequently, the Original Loan Agreement has been amended by amendment agreements dated as of April 14, 1997 and as of October 23, 1997.

      Lender, Borrowers, and one or more of Guarantors entered into a certain Revolving Credit Agreement with an effective date as of January 31, 1995 (the "Stock Loan Agreement") pursuant to which Lender agreed to make available to Borrowers up to $30,000,000.00 under a revolving line of credit (the "Stock RLOC"). Subsequently, the Stock Loan Agreement has been amended by amendment agreements dated as of October 26, 1995, as of April 24, 1996, as of July 31, 1996, as of October 23, 1996, as of April 14, 1997, and as of October 23, 1997.

      Borrowers and Guarantors have requested, and Lender has consented (on terms and conditions more particularly set forth hereinbelow): (i) to renew the RLOC; (ii) to replace the NRLOC with an Evergreen Revolving Line of Credit in the amount of up to $80,000,000.00; and (iii) to renew the Stock RLOC and increase available borrowings thereunder up to $50,000,000.00. In connection therewith, Borrowers, Guarantors and Lender have agreed to amend, restate, and consolidate the Original Loan Agreement (as amended) and the Stock Loan Agreement (as amended).

      NOW, THEREFORE, in consideration of the above amendments and Lender's making and continuing to make loans of $65,000,000.00, $80,000,000.00 and $50,000,000.00 to Borrowers for the purposes set forth in Section 2.2, as evidenced by the Notes (as defined below), Lender, Borrowers and Guarantors enter into this Consolidating Loan Agreement and agree as follows:

1.  DEFINITIONS.  For the purposes hereof:



    1.1. "Additional Pledged Shares" shall have the meaning assigned thereto in the Pledge Agreement.

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    1.2. "Business Day" means any day on which Lender is open for business.

    1.3. "Carroll's Group" means Borrowers, Guarantors, Carroll's Foods of Virginia, Inc., Carroll's Farms of Virginia, Inc., and Carroll's Foods of Utah, Inc.

    1.4. "Closing Date" means the date of this Consolidating Loan Agreement.

    1.5. "Collateral" means all personal property, Real Estate Collateral, and other interests securing the Loans as set forth in Section 5.1.

    1.6. "Deeds of Trust" means those certain deeds of trust from Partnership to Lender pledging the Real Estate Collateral and all improvements located thereon to Lender as further described on Schedule 1.6 attached hereto and made a part hereof, and as more particularly described in Section 5.1 hereof, as well as any modifications of such Deeds of Trust.

    1.7. "Eligible Accounts" means those accounts of Foods arising from the sale of goods or services, which goods or services have actually been delivered or rendered by Foods less those accounts (i) which remain unpaid more than sixty
(60) days after the invoice date thereof (unless otherwise agreed by Lender on a case-by-case basis), (ii) are disputed or otherwise subject to any setoff, credit allowance or adjustment by the account debtor, or (iii) are otherwise unacceptable to Lender in its sole discretion.

    1.8. "Eligible Inventory" means all goods of Foods, including, without limitation, farm products (exclusive of crops), and livestock, being grown (by or for the benefit of Foods) or held for sale or for processing or which are being processed in Foods' ordinary course of business (including, but not limited to, all turkeys, swine and all produce and progeny thereof, and all feed and feed ingredients) and all products and proceeds from any and all thereof.

    1.9. "Environmental Certificate" means that certificate to be delivered to Lender in accordance with the terms of Section 2.3, substantially in the form of
Exhibit 1.9 attached hereto, stating that no change has occurred since the most recent environmental hazards assessment furnished to Lender.

    1.10. "Environmental Laws" means federal, state, or local environmental laws or regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec. 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. '1101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. Sec. 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq.; the Clean Air Act, 42 U.S.C. Sec. 4701 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sec. 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sec. 3001 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq.; and any laws regulating the use of biological agents or substances, including medical or infectious wastes, each as amended or supplemented, and any analogous future or present federal, state, and local statutes, regulations, and ordinances promulgated pursuant thereto which may be applicable.

    1.11. "Event of Default" has the meaning set forth in Section 6.

    1.12. "Evergreen RLOC" means that certain revolving line of credit in an amount not to exceed Eighty Million and no/100 Dollars ($80,000,000.00).

    1.13. "Evergreen RLOC Maturity Date" means August 28, 2000, unless extended as provided in Section 2.1(e).

    1.14. "Evergreen RLOC Note" means the note of Borrowers dated as of August 28, 1998 in favor of Lender in the amount of the Evergreen RLOC (a true copy of which is attached hereto and marked as Exhibit 1.14), as well as any promissory note or notes issued by Borrowers in substitution, replacement, restatement, extension, amendment or renewal of any such promissory note.

    1.15. "Flood Hazard Certificate" means the completed standard flood hazard determination form required by federal flood insurance statutes to evidence Lender's determination of whether or not the Real


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Estate Collateral, or any part thereof, is located in an area having special flood hazards as designated by the Director of the Federal Emergency Management Agency ("FEMA").

    1.16. "Forbearance Agreements" means those certain Forbearance Agreements given by the Related Parties to Lender, (true copies of which are attached hereto and marked as Exhibit 1.16 ) as the same may be amended from time to time, and such other Forbearance Agreements as may be given, from time to time, by Related Parties subsequent to the Closing Date.

    1.17. "GAAP" means generally accepted accounting principles, as in effect from time to time, consistently applied.

    1.18. "Grower Contracts" means those certain contracts between Foods and independent growers more particularly described on Exhibit 1.18 attached hereto.

    1.19. "Guaranties" mean those certain unconditional guaranty agreements executed by each Guarantor in favor of Lender.

    1.20. "Guarantor" means, individually, Carroll's Processing, Inc., Carroll's Capital, Inc., Carroll's Foods of the Midwest, Inc., Carroll's Foods of Mexico, Inc., and Carroll's Foods of Brazil, LLC, collectively, the "Guarantors".

    1.21. "Intercreditor Agreement" means that certain Intercreditor Agreement between Lender, Rabobank, and NationsBank dated October 26, 1993, as such agreement has been or may be amended and modified from time to time.

    1.22. "Intercreditor Loans" means those certain loans from Rabobank and NationsBank to Borrowers in the original principal amounts of $55,000,000.00 each, as evidenced by that certain loan agreement between Borrowers and Rabobank dated as of June 15, 1993 as amended, and that certain loan agreement between Borrowers and NationsBank dated as of March 6, 1998.

    1.23. "Leverage Ratio" means a ratio of Borrowers' total liabilities (including deferred taxes) to Tangible Net Worth.

    1.24. "Loan Documents" means this Consolidating Loan Agreement, the Deeds of Trust, the Pledge Agreement, Forbearance Agreements, and any and all notes, security agreements, assignments, consents and all other documents, instruments, certificates and agreements executed and/or delivered by Borrowers, or any third party in favor of Lender in connection with the Loans or any Collateral.

    1.25. "Loans" means the Operating RLOC, the Evergreen RLOC, and the Stock Loan as described in Section 2.1.

    1.26. "Marketing Contracts" means those certain marketing agreements entered into between Foods and others more particularly described in Schedule 1.26 attached hereto.

    1.27. "Market Value of Pledged Shares" means, on the relevant date, an amount equal to the number of Pledged Shares and Additional Pledged Shares, if any, multiplied by the closing price per share on the NASDAQ National Stock Market for one share of common stock of Smithfield on the Business Day preceding the relevant date.

    1.28. "NationsBank" means NationsBank, N.A.

    1.29. "Negative Pledge" means a pledge of each Borrower to refrain from creating any lien, mortgage, or other encumbrance upon any of the Real Estate Collateral, any other real property together with any and all improvements situated thereon, or any equipment, machinery, furniture or fixtures of any Borrower other than Permitted Liens.

    1.30. "Notes" means the Operating RLOC Note, the Evergreen RLOC Note, and the Stock Loan Note.


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    1.31. "Notice Borrower" means Foods, or whomever else may be appointed by
Borrowers from time to time in its place upon written notice to Lender to serve as the designated agent for Borrowers specifically to receive and provide any notices required hereunder.

    1.32. "Obligations" means all obligations and liabilities of any nature owed to Lender, whether now or hereafter existing, arising out of or related to the Loan Documents or any other financial transactions between Lender and Borrowers, or any Borrower, including all future obligations and advances.

    1.33. "Operating RLOC" means that certain revolving line of credit in an amount not to exceed Sixty-five Million and no/100 Dollars ($65,000,000.000).

    1.34. "Operating RLOC Borrowing Base" means the sum of eighty-five percent (85%) of Borrowers' Eligible Accounts plus one hundred percent (100%) of Processing Loans (up to $15,000,000.00) plus seventy percent (70%) of the lower of the cost or market value of Borrowers' Eligible Inventory.

    1.35. "Operating RLOC Borrowing Base Certificate" means that certificate to be delivered to Lender in accordance with the terms of Section 4.1 (l), substantially in the form of Exhibit 1.35 attached hereto.

    1.36. "Operating RLOC Maturity Date" means August 28, 1999.

    1.37. "Operating RLOC Note" means the note of Borrowers dated as of August 28, 1998 in favor of Lender in the amount of the Operating RLOC (a true copy of which is attached hereto and marked as Exhibit 1.37) as well as any promissory note or notes issued by Borrowers in substitution, replacement, restatement. extension, amendment or renewal of any such promissory note.

    1.38. "Permitted Liens" means those certain liens in existence as of the Closing Date and approved by Lender as listed on Schedule 1.38 attached hereto.

    1.39. "Pledge Agreement" means that certain Pledge and Security Agreement given by Swine Investment to Lender.

    1.40. "Pledged Shares" shall have the meaning assigned thereto in the Pledge Agreement.

    1.41. "Processing Loans" means those certain loans from Foods to Carroll's Processing, Inc., as evidenced by one or more promissory notes, in form and substance satisfactory to Lender, from Carroll's Processing, Inc. to Foods, which promissory notes have been assigned to Lender as required in Section 5.1.

    1.42. "Rabobank" means Cooperative Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland.

    1.43. "Real Estate" has the meaning set forth in Section 3.8.

    1.44. "Real Estate Collateral" means that certain real property owned by Partnership in Duplin, Sampson, and Scotland Counties, North Carolina, pledged to Lender by the Deeds of Trust.

    1.45. "Related Parties" means all persons and entities that, at the relevant time: (i) control or are controlled by Borrowers or Swine Investment and (ii) are known to Borrowers or Swine Investment to own any shares of stock of Smithfield including, but not limited to, those parties listed on Exhibit 1.45 hereto.

    1.46. "Smithfield" means Smithfield Foods, Inc., a Delaware corporation.

    1.47. "Stock Loan" means that certain revolving line of credit in an amount not to exceed Fifty Million and No/100 Dollars ($50,000,000.00).

    1.48. "Stock Loan Borrowing Base" means one-half (i.e. 50%) of the Market Value of Pledged Shares.

    1.49. "Stock Loan Collateral" means the collateral pledged to Lender pursuant to the Pledge Agreement including, but not limited to, the Pledged Shares and the Additional Pledged Shares, if any.

    1.50. "Stock Loan Maturity Date" means August 28, 2000, unless extended as provided in Section

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2.1(e).

    1.51. "Stock Loan Note" means the note of Borrowers dated as of August 28, 1998 in favor of Lender in the amount of the Stock Loan (a true copy of which is attached hereto and marked as Exhibit 1.51 ), as well as any promissory note or notes issued by Borrowers in substitution, replacement, restatement, extension, amendment or renewal of any such promissory note.

    1.52. "Substances" has the meaning set forth in Section 3.8.

    1.53. "Swine Investment" means Carroll's Swine Investment Partnership, a Virginia general partnership.

    1.54. "Tangible Net Worth" means (i) the aggregate amount of assets shown on the balance sheets of the subject entities at any particular date (not including capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, and such other assets as are properly classified "intangible assets" under GAAP), less (ii) liabilities of the subject entities, all computed in accordance with GAAP.

    1.55. "Working Capital" means current assets less current liabilities as calculated in accordance with GAAP.

2.  THE LOANS AND ADVANCES.

    2.1. Loans. Lender hereby agrees to continue to make the Loans available to Borrowers as follows:

          (a) Operating RLOC - Subject to Borrowers' compliance with the terms and conditions of this Consolidating Loan Agreement, Lender has made and shall continue to make available to Borrowers loans, from the Closing Date through the Operating RLOC Maturity Date, which loans, in accordance with the Operating RLOC Note, may be advanced, repaid, and readvanced but which may not, when aggregated at any one time outstanding, exceed the lesser of (i) $65,000,000.00 or (ii) the Operating RLOC Borrowing Base, less [the sum of the principal amounts outstanding under the Intercreditor Loans plus the aggregate amount of all outstanding loans to Foods from its stockholders], as determined by the most recent Operating RLOC Borrowing Base Certificate delivered to Lender in accordance with Section 4.1(l). The obligation to repay the Operating RLOC shall be evidenced by the Operating RLOC Note and shall have the repayment terms and interest rates as set forth in the Operating RLOC Note. All amounts outstanding under the Operating RLOC shall be due and payable on the Operating RLOC Maturity Date.

          (b) Evergreen RLOC - Subject to Borrowers' compliance with the terms and conditions of this Consolidating Loan Agreement, Lender has made and shall continue to make available to Borrowers loans, from the Closing Date through the Evergreen RLOC Maturity Date, which loans, in accordance with the Evergreen RLOC Note, may be advanced, repaid, and readvanced but which may not, when aggregated at any one time outstanding, exceed $80,000,000.00. The obligation to repay the Evergreen RLOC shall be evidenced by the Evergreen RLOC Note and shall have the repayment terms and interest rates as set forth in the Evergreen RLOC Note. All amounts outstanding under the Evergreen RLOC shall be due and payable on the Evergreen RLOC Maturity Date, subject to extension by Lender pursuant to Section 2.1(e) . Advances under the Evergreen RLOC shall be in minimum increments of not less than $3,000,000.00.

          (c) Stock Loan. Subject to Borrower's compliance with the terms and conditions of this Consolidating Loan Agreement, Lender has made and shall continue to make available to Borrowers loans, from the Closing Date through the Stock Loan Maturity Date, which loans, in accordance with the Stock Loan Note, may be advanced, repaid, and readvanced but which may not, when aggregated at any one time outstanding, exceed the lesser of (i)$50,000,000.00 or (ii) the Stock Loan Borrowing Base. The obligation to repay the Stock Loan shall be evidenced by the Stock Loan Note and shall have the repayment terms and interest rates as set forth in the Stock Loan Note. All amounts outstanding under the Stock Loan shall be due and payable on the Stock Loan Maturity Date, subject to extension by Lender pursuant to Section 2.1(e).

          (d) Notice and Manner of Borrowing - For advances under the Loans, Borrowers shall give Lender notice of a request for an advance no later than 11:00 A.M. Clinton, North Carolina time (Eastern Standard Time) on the date for which the advance is requested, specifying the date and amount thereof, the

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interest rate election, and if a fixed rate is elected, the Interest Period (as defined in the Notes). Upon request of Lender, Borrowers shall provide Lender with a certification as to the principal amount outstanding on the Intercreditor Loans and any loans outstanding from shareholders as of the date of any advance. Any such notice (including, without limitation, telephonic notice) which Lender receives from the Notice Borrower shall be deemed given by Borrowers, unless Borrowers, collectively notify Lender otherwise in writing. Any advances made by Lender based on such notice, when wired to an account of Borrowers described in any written wire transfer instructions delivered by Borrowers in connection herewith, shall be a Loan for all purposes hereunder.

          (e) Extension of Evergreen RLOC and Stock Loan - Lender shall consider, in its sole discretion, extension of the term of the Evergreen RLOC and/or the term of the Stock Loan, as the case may be, for successive periods of twelve (12) months. Lender shall notify the Notice Borrower, in writing, not later than twelve (12) months prior to the then applicable Evergreen RLOC Maturity Date and the Stock Loan Maturity Date of its decision whether to renew either or both loan facilities. In the event that Lender notifies the Notice Borrower of its decision to renew either or both facilities, then the applicable facility, and concomitantly, the applicable facility's maturity date, shall be deemed automatically renewed for an additional twelve (12) month period.

          (f) Borrowing Base Deficit - If Lender, at any time, shall determine
(i) that the aggregate amount of all advances under the Operating RLOC is greater than the Operating RLOC Borrowing Base less [the sum of the principal amounts outstanding under the Intercreditor Loans plus the aggregate amount of all outstanding loans to Foods from its stockholders], or (ii) that the aggregate outstanding amount of all advances under the Stock Loan is greater than the Stock Loan Borrowing Base, it shall notify the Notice Borrower of such deficit by telephone and Borrowers immediately shall make a payment to Lender sufficient to reduce the outstanding amount under the applicable loan to comply with Section 2.1(a) and/or Section 2.1(c), as the case may be, within twenty-four (24) hours of receipt of the notice of the deficit or, if the next day is not a Business Day, by 2:00 p.m. local time of the Lender on the Business Day immediately following the notification.

    2.2. Purposes. The proceeds of the Loans have been used and shall continue to be used to provide working capital and capital for the construction and permanent financing of construction projects of Borrowers, or any one or more of them.


    2.3. Conditions Precedent. Lender shall make advances to Borrowers under the Loans in accordance with the terms hereof and the terms of the Notes. In no event shall Lender be obligated to advance any sum to Borrowers until all matters, documents, papers and certificates required hereunder have been furnished to Lender's satisfaction or so long as any Event of Default has occurred and is continuing. In addition to other matters set forth herein, the following documents and matters shall be required to be executed, furnished, or performed by Borrowers or Guarantors, as appropriate, at or before the Closing
Date:

          (a) This Consolidating Loan Agreement, duly executed and delivered;
          (b) The Notes, duly executed and delivered;
          (c) The Collateral documents required under Section 5.1, duly executed and delivered;
          (d) Borrowing Resolutions, duly certified by the general partners or corporate secretary or an assistant secretary of the respective Borrower, as the case may be, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of all Loan Documents on behalf of each Borrower;
          (e) Resolutions of each Guarantor, duly certified by the secretary or an assistant secretary of the respective Guarantor, in form and substance satisfactory to Lender, authorizing and approving the execution of and performance of all covenants under the Guaranties and this Consolidating Loan Agreement;
          (f) Resolutions of Swine Investment, duly certified by the general partners of Swine Investment, in form and substance satisfactory to Lender, authorizing and approving the

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              execution of and performance of all covenants pertaining to it under the Pledge Agreement and under this Consolidating Loan Agreement;
          (g) Current certified Articles of Incorporation, Bylaws or Partnership Agreements, as such may have been amended, and Certificates of Existence for each entity comprising the Carroll's Group and for Swine Investments, as appropriate;
          (h) Certificate of Assumed Name for Partnership;
          (i) Satisfactory evidence of each Borrower's, Guarantor's and Swine Investment's qualification to do business in any applicable foreign jurisdictions;
          (j) The Guaranties, in form and substance satisfactory to Lender, duly executed and delivered;
          (k) Negative Pledges from each Borrower, in form and substance satisfactory to Lender, duly executed and delivered;
          (l) An opinion of each Borrower's, each Guarantor's and Swine
              Investment's counsel opining, among other things, as to (i) each such entity's corporate or partnership status, as the case may be, due incorporation or formation, and due authorization and execution of its respective Loan Documents; (ii) the enforceability of the Loan Documents in accordance with the terms thereof; and (iii) Lender's lien position under the Loan Documents;
          (m) Payment of all fees and closing costs required to be paid hereunder and under the Loan Documents;
          (n) The insurance policies required under Section 4.1(d);
          (o) The flood insurance policies required Section 4.1(e);
          (p) Evidence, satisfactory to Lender, of each Borrower's compliance with all Environmental Laws, and permitting and licensing requirements to which each Borrower, its respective operations or properties may be subject;
          (q) An initial Operating RLOC Borrowing Base Certificate, duly executed and delivered;
          (r) The Environmental Certificate, duly executed and delivered;
          (s) Flood Hazard determination of the Real Estate Collateral and delivery of the completed Flood Hazard Certificate, duly executed and delivered by duly qualified appraisers;
          (t) Copies of all Marketing Contracts and any other material contracts of Borrowers, except that Grower Contracts shall not be furnished unless requested by Lender;
          (u) Fulfillment of all legal matters incident to the Loans in a manner satisfactory to Lender's counsel; and
          (v) Such other matters as Lender reasonably may require.

    2.4. Lender Stock. As of the Closing Date, Borrowers owned stock in Lender and shall continue to own such stock during the term of this Consolidating Loan Agreement in an amount equal to $1,000.00. Such stock is at risk and is retireable only at the discretion of Lender's board of directors and in accordance with Lender's bylaws.

    2.5 Fees, Costs, and Expenses. Borrowers shall pay on or before the Closing Date any and all costs and expenses incurred by Lender in making the Loans available to Borrowers including without limitation, any recording costs and Lender's legal expenses and fees, regardless of whether the Loans close, unless failure to close is the fault of Lender.

3. Representations and Warranties. To induce Lender to renew, extend and modify the Loans, each Borrower and each Guarantor (as the context requires) reaffirms that it is in compliance with the following representations and warranties, as to that Borrower or Guarantor only, which shall survive the execution and delivery of the Notes and other Loan Documents:

    3.1. Good Standing. Each of Foods, Realty, and each Guarantor is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, as applicable, and has the power and authority to own its property and carry on its business in each jurisdiction in which it does business. Partnership is a general partnership, duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business.

    3.2. Authority and Compliance. Each Borrower and each Guarantor has full power and authority to execute and deliver its respective Loan Documents and to incur and perform the Obligations provided for in its respective Loan Documents, all of which have been duly authorized by all proper and necessary action of its appropriate governing body. No consent or approval of any public authority or other third party is required

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as a condition to the validity of any of the Loan Documents, and each Borrower and each Guarantor is in compliance with all laws and regulatory requirements to which it is subject.

    3.3. Binding Agreement. This Consolidating Loan Agreement and the other Loan Documents executed by each Borrower, and each Guarantor, as appropriate, constitute valid and legally binding obligations of each Borrower and each Guarantor, enforceable in accordance with their terms.

    3.4. Litigation. There is no proceeding involving any Borrower or any Guarantor pending or, to the knowledge of any Borrower or Guarantor, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Loan Agreement.

    3.5. No Conflicting Agreements. There is no charter, bylaw, operating agreement, stock provision, partnership agreement or other document pertaining to the organization, power, or authority of any Borrower or any Guarantor and no provision of any existing agreement, mortgage, deed of trust, indenture or contract binding on any Borrower or any Guarantor or affecting their properties, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement and the other Loan Documents.

    3.6. Ownership of Assets. Each Borrower and each Guarantor has good title to its assets, and such assets are free and clear of all judgments, liens, and encumbrances except Permitted Liens.

    3.7. Taxes. All taxes and assessments due and payable by each Borrower and each Guarantor have been paid or are being contested in good faith by appropriate proceedings, and each Borrower and each Guarantor has filed all tax returns which it is required to file.

    3.8. Environmental Matters. Each Borrower and each Guarantor represents and warrants to Lender, except as may be otherwise disclosed in writing to Lender, that any real estate owned by it (the "Real Estate") never has been and is not now being used in violation of Environmental Laws; that no proceedings have been commenced against any Borrower or any Guarantor concerning any alleged violations of any Environmental Laws on or related to the Real Estate, and no Borrower or Guarantor has any reason to know of any; that the Real Estate is free of any hazardous or toxic substance or waste, including but not limited to, asbestos, PCBs, petroleum products, fertilizers, animal waste, and pesticides ("Substances") and is not being used for the storage, treatment or disposal of any Substances, or if there are any Substances on the Real Estate, the respective Borrower or Guarantor is maintaining them in accordance with all applicable laws; that if any Borrower or Guarantor is transporting any Substances, such transportation is being conducted in compliance with all applicable laws; that each Borrower and Guarantor has all required permits for the use and discharge of any Substances on the Real Estate, and all uses and discharges on the Real Estate are being made in compliance with such permits; that, in the event that any of the foregoing representations and warranties is untrue or is qualified in any way, each Borrower and each Guarantor has made a complete disclosure to Lender of all facts which might indicate an environmental risk or the violation of any Environmental Laws on or related to the Real Estate.

    3.9. Compliance with Laws. To its best knowledge, after due inquiry, each Borrower and each Guarantor is in compliance with all federal, state, and local laws, regulations and governmental requirements applicable to it or to any of its property (including, but not limited to, laws regulating wetlands), business operations, employees, and transactions.

    3.10. Accurate Financial Information. The financial information furnished to Lender by the Carroll's Group is complete and accurate, and no member of the Carroll's Group has any undisclosed direct or material contingent liabilities. The financial information provided by each Borrower, as requested by Lender, in connection with Borrowers' application to Lender for renewal and extension of the Loans, remains substantially accurate and no material adverse change has occurred in the financial condition of any of the reporting entities since such information was furnished.

    3.11. Solvency. (i) Each Borrower and each Guarantor is solvent; (ii) the pledge of the Collateral to Lender as security for the Loans did not and will not render any Borrower insolvent; (iii) each Borrower and each Guarantor has made adequate provision for the payment of all of its creditors other than Lender; and (iv) no Borrower or Guarantor has entered into this transaction to provide preferential treatment to Lender or any other creditor of any Borrower or any Guarantor in anticipation of seeking relief under federal or state bankruptcy or insolvency laws.

    3.12. ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by any Borrower, Guarantor, or any parent, subsidiary or affiliate thereof, which is subject to Part 3 of Subtitle 13 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), had an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by such party.

          To the best knowledge of each Borrower, after due inquiry, each such employee benefit plan (if any exists) complies and will comply fully with all applicable requirements of ERISA and of the Internal Revenue Code of 1986 as amended ("Code") and with all applicable rulings and regulations issued under the provisions of ERISA and the Code. This Consolidating Loan Agreement and the consummation of the transactions contemplated herein will not involve any prohibited transaction within the scope of ERISA or Section 4975 of the Code.

    3.13. Ownership of Collateral. Each Borrower, as appropriate, represents and warrants that it is the absolute owner of the Collateral, as its interests are represented pursuant to any security agreements, financing statements, the Deeds of Trust, assignments, and other security documents required under Section 5.1 hereof, and that the Collateral is owned free and clear of all liens, encumbrances, and security interests of any kind except (i) Permitted Liens, and
(ii) those granted to Lender.

    3.14. Related Parties. As of the date of this Loan Agreement, Exhibit 1.45 includes all persons and entities who are or who may be deemed to be Related Parties.


4. COVENANTS OF BORROWERS AND GUARANTORS.

    4.1. Affirmative Covenants. During the term of this Consolidating Loan
Agreement:

          (a) Continuation of Preclosing Conditions, Representations and Warranties. Each Borrower and each Guarantor, as appropriate, agrees that all conditions precedent to the making, renewing and extending of the Loans shall remain satisfied at all times during the term of this Consolidating Loan Agreement, and that representations and warranties made by each Borrower and each Guarantor in this Consolidating Loan Agreement and the other Loan Documents shall be deemed to be made at all times during the term of this Consolidating Loan Agreement.

          (b) Maintenance. Each Borrower and each Guarantor shall maintain its respective property in good condition and repair and make all necessary replacements thereof and repairs thereto, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its respective business.

          (c) Financial Statements. Borrowers shall furnish: (i) detailed fiscal year-end audited financial statements of each entity comprising the Carroll's Group except Realty and Carroll's Foods of Mexico, Inc. within one hundred fifty
(150) days after the close of each fiscal year, prepared by independent certified public accountants who are satisfactory to Lender, together with an opinion of such accountants in form and content acceptable to Lender; (ii) internally-prepared, detailed combined and consolidated fiscal year-end financial statements of the Carroll's Group within thirty (30) days after the close of each fiscal year, certified by the chief financial officer of each respective entity to be true, correct and complete; (iii) monthly internally-prepared financial statements of each of the entities comprising the Carroll's Group within thirty (30) days after the close of each month and certified by the chief financial officer or general partners (as the case may be) of the respective entity to be true, correct and complete; and (iv) such other information respecting the financial condition and operations of each entity comprising the Carroll's Group as Lender from time to time reasonably may request. All financial statements shall be prepared in accordance with GAAP, shall be in form and content satisfactory to Lender, and shall include, without limitation, an income or cash flow statement, balance sheet, and list of contingent liabilities and claims. In addition, Borrowers shall provide Lender, as requested, but not less than quarterly as of the last day of each March, June, September and December during the term of the Loans, (to be provided by the 25th day of the following month) a certificate executed by an officer of each Borrower, certifying (i) that there has occurred no Event of Default; (ii) that Borrowers and Guarantors are in compliance with all provisions of this Consolidating Loan Agreement and all Loan Documents; (iii) that Swine Investment is in compliance with all provisions of the Pledge Agreement; (iv) as to the status of each Borrower's, Guarantor's or Swine Investment's compliance ( with specific references to each) with each affirmative and negative covenant and continuing representation and warranty contained in this Consolidating Loan Agreement, the Pledge Agreement and all other Loan Documents; and (v) such other information regarding the financial condition and operations of Borrowers, Guarantors, Swine Investment or matters relating to the Collateral as Lender from time to time reasonably may request.

          (d) Hazard/Casualty Insurance. Each Borrower shall maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by entities and individuals engaged in businesses similar to that of the respective Borrower. Such insurance shall include, but not be limited to, comprehensive hazard/casualty insurance on buildings and contents including, but not limited to, such coverage on the Collateral in amounts satisfactory to Lender. Each Borrower will exhibit or deliver such policies of insurance to Lender and provide appropriate clauses in the insurance policies indicating Lender's status as co-insured as to the Collateral as its interest may appear. If any Borrower is in default hereunder, Lender shall have the right to settle and compromise any and all claims under any policy under which Lender is listed as co-insured, and each Borrower hereby appoints Lender as its attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or Lender or both, any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as the appropriate Borrower, but for this appointment, might or could perform. Unless otherwise agreed, Lender shall be entitled to apply the proceeds of any such policies to satisfy the indebtedness arising under the Loans. All insurance policies provided hereunder shall be in an amount sufficient to avoid the application of any co-insurance provisions and must include provisions for a minimum thirty (30) day advance written notice of any intended policy cancellation or non-renewal. The insurance required hereunder shall be in addition to, and not a replacement for, the insurance required under any other Loan Documents.

          (e) Flood Insurance. At any time during the term of the Evergreen RLOC, should the Real Estate Collateral, or any part of it, become located in an area designated by the Director of FEMA as a special flood hazard area, Borrowers shall obtain and maintain federal flood insurance, to the extent such insurance is required and is or becomes available, for the term(s) of the Evergreen RLOC and for the full unpaid principal balance of the Evergreen RLOC or the maximum limit of coverage that is available, whichever is less. Borrowers will exhibit or deliver such policies to Lender and provide appropriate clauses in the insurance policies indicating Lender's status as co-insured under the policy as its interest may appear.

          (f) Access to Collateral and Financial Information. Each member of the Carroll's Group shall permit any representative or agent of Lender to examine and audit any or all of its books and records, wherever located, upon request by Lender, and Borrowers shall permit Lender to have access to all Collateral for purposes of inspection and evaluation at reasonable times and after reasonable notice to the respective Borrower.

          (g) Purpose of Loans. Borrowers will use the proceeds of the Loans only for the purpose represented to Lender in Section 2.2.

          (h) Material Adverse Changes. Each Borrower and each Guarantor shall provide notice to Lender, as soon as possible, and in any event within five (5) Business Days after any Borrower or any Guarantor becomes aware of the occurrence of a material adverse change in its business, properties, operations, or condition (financial or other), including notice of (i) any default occurring with respect to any Borrower's or any Guarantor's obligations owed to any other creditor, (ii) acceleration of any part of or demand for payment in full of any outstanding obligation earlier than the scheduled date, or (iii) intent by any person, firm, corporation or other entity to whom or which any Borrower or any Guarantor is indebted to declare any debt due or determine that any provision of any agreement between such party and the respective Borrower or Guarantor has been violated. Such notice shall contain a statement setting forth details of such material adverse change and the action that is proposed in response thereto.

          (i) Notice of Litigation. Each Borrower and each Guarantor shall notify Lender promptly in the event that any legal action is filed or threatened against that Borrower or Guarantor; provided however, such notice shall not be required with respect to any matters which, if determined adversely to the respective Borrower or Guarantor, would result in judgment liability of less than $100,000.00 when aggregated with other then-pending litigation.

          (j) Notice of Default. Each Borrower and each Guarantor shall notify Lender immediately, by telephone followed by written notice, upon the occurrence of any Event of Default or circumstances which, if uncured or with the lapse of time, would create an Event of Default.

          (k) Material Contracts. Upon request of Lender, Borrowers shall provide Lender with copies of all material contracts entered into from time to time by any member of the Carroll's Group.

          (l) Borrowing Base Certificates. Borrowers shall provide to Lender, no later than the fifteenth (15th) day of each month during the terms of the Operating RLOC, or from time to time as requested by Lender, an Operating RLOC Borrowing Base Certificate, calculated as of the last day of the immediately preceding month.

          (m) Registration Rights Affecting Pledged Shares. Promptly upon request of Lender, Borrowers shall cause Swine Investment to execute and deliver to Lender an absolute assignment of all rights of Swine Investment under that certain Subscription Agreement dated September 3, 1992, between Smithfield and Carroll's Foods, Inc., as amended effective as of January 31, 1995 ( the "Subscription Agreement"). Borrowers agree to pay all costs associated with any registration of the shares not otherwise paid by Smithfield, and to take any action reasonably within their control to facilitate the registration of the Pledged Shares and Additional Pledged Shares, if any, and liquidation thereof upon the occurrence of an Event of Default, or a default in the terms of the Pledge Agreement, or any other agreement executed in connection with this Consolidating Loan Agreement.

          (n) Subsequent Opinion of Borrowers' Counsel. Promptly, upon Lender's request, in connection with the occurrence of an Event of Default or a default under the terms of the Pledge Agreement, Borrowers shall furnish Lender, at Borrowers' expense, such opinions of counsel as shall be deemed necessary or appropriate by Lender or by Lender's counsel to facilitate or permit the transfer of any restricted or other shares of stock included in the Collateral and pay all costs associated with the transfer and/or registration of such shares.

          (o) Additional Disclosure and Agreements Affecting Stock Loan Collateral. So long as any amounts are outstanding under the Stock Loan, Borrowers shall:

              (i) At all times make full disclosure to Lender of any agreements, verbal or written, (and in the case of written agreements, provide Lender with copies thereof), and all other matters affecting Swine Investment, Smithfield and/or the Stock Loan Collateral as such matters pertain to the Stock Loan Collateral;

              (ii) Furnish Lender promptly, not to exceed ten (10) days from the filing date thereof, copies of all 10K, 10Q, 8K and/or other filings of Smithfield which are filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934;

              (iii) Furnish Lender, promptly upon request, information regarding any Related Parties;

              (iv) Disclose promptly to Lender, upon any Borrower's knowledge thereof, the identity of such persons or entities who are or become Related Parties, other than those identified in
                    Exhibit 1.45 attached hereto, and cause such persons or entities promptly to execute and deliver to Lender Forbearance Agreements; and

              (v) Take other actions in the control of Borrowers or Swine Investment or execute or cause to be executed such other documents or certificates as reasonably shall be deemed necessary or appropriate by Lender to facilitate the liquidation of the Stock Loan Collateral.

    4.2. Negative Covenants. During the term of this Consolidating Loan Agreement, unless prior written consent of Lender is obtained:

          (a) Reorganization. No Borrower or Guarantor shall enter into any reorganization or consolidation, or make any substantial change in the basic type of business now conducted by it.

          (b) Name Change. No Borrower or Guarantor shall change its name or any name in which it does business, or move its principal place of business or chief executive office, without giving written notice thereof to Lender at least thirty (30) days prior thereto.

          (c) Merger, Sale of Assets. No Borrower or Guarantor shall enter into any merger or consolidation or sell, lease, transfer or dispose of all or substantially all of its assets, except in the ordinary course of business, or take any action that would make it impossible for it to carry out its business as now conducted.

          (d) Judgments, etc. No Borrower or Guarantor shall allow any number of judgments for the payment of money or the entry of any lien in excess of the aggregate sum of $100,000.00, excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of thirty (30) consecutive days, unless execution thereof is stayed.

          (e) Sale of Collateral. No Borrower shall sell, transfer, lease, pledge, abandon or otherwise dispose of any of the Collateral, or any interest therein, except in the ordinary course of business.

          (f) Extension of Loans; Guaranties. No Borrower shall make any loans, advances, extensions of credit to, or permit to be outstanding loans or advances by or on behalf of Borrowers or become a guarantor, endorser, or surety for, any person, firm, corporation or any other entity, including officers, employees, shareholders, directors, or other executives of any Borrower, except for (i) loans from Foods to Carroll's Processing, Inc., the proceeds of which may not be reloaned to any entity except Carolina Turkeys, such loans being evidenced by certain promissory notes which shall be in form and substance satisfactory to Lender, in its sole discretion; (ii) loans from Foods to or for the benefit of Carolina Turkeys on reasonable commercial terms approved by Lender in advance or as required by the terms of the Carolina Turkeys partnership agreement dated March 1, 1985, (iii) loans or advances from Foods to any or all of Jeffrey S. Matthews, Carroll M. Arthur, James O. Matthews or any of the stockholders of Foods in an aggregate amount not exceeding at any time $22,500,000.00; (iv) loans from Foods to any member of the Carroll's Group or any stockholder of Foods on reasonable commercial terms approved by Lender in advance; (v) loans or advances from Foods to Carroll's Capital, Inc. in an amount not to exceed an aggregate of $85,000,000.00; (vi) short-term loans or guaranties to the employees (excluding stockholders) or contract growers of Foods in an amount not to exceed an aggregate of $1,000,000.00; and (vii) that certain guaranty of Foods to NationsBank of twenty percent (20%) of that certain $6,000,000.00 line of credit facility established by NationsBank for Ag Pro Vision, Inc., provided that such guaranty shall not exceed $1,200,000.00.

          (g) Distributions, Dividends, etc. No Borrower shall declare or pay any dividends, or distributions, or purchase, redeem, retire or otherwise acquire for value any Borrower's capital stock now or hereafter outstanding; or make any distribution of assets to any Borrower's stockholders as such, whether in cash, assets, or in obligations of such Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of any Borrower's capital stock; or make any other distribution by reduction of capital, or otherwise, in respect of any shares of its capital stock; or permit any member of the Carroll's Group to purchase or otherwise acquire for value any stock of any Borrower or other member of the Carroll's Group; except so long as each and every Borrower and each and every Guarantor is in compliance with all covenants and other terms and conditions of the Loans, distributions may be made by Foods to Jeffrey S. Matthews, Carroll M. Arthur, and James O. Matthews, in the form of salary, dividends, and/or bonuses, provided, however, that the annual aggregate amount of such distributions to such stockholders shall not exceed the greater of (i) fifty percent (50%) of the net earnings for such year of Foods before the making of such distributions to such stockholders, or (ii) $2,000,000.00 per individual stockholder.

          (h) Additional Borrowings. No Borrower shall incur direct, conditional, or contingent liability or indebtedness for borrowed money other than with Lender, unless such indebtedness has been approved by Lender in writing in advance and is subject to a written subordination agreement subordinating such indebtedness to the Loans, in a form satisfactory to Lender in its sole discretion except for (i) Borrowers' respective debts to Rabobank and NationsBank, as approved by Lender; (ii) purchase money indebtedness (including capitalized leases) for equipment or real estate, provided that the aggregate outstanding principal balance of all such loans and capitalized leases at no time exceeds $750,000.00 in excess of such loans and capitalized leases outstanding as of the Closing Date and each such loan has an initial maturity of not greater than three (3) years; (iii) debt not to exceed in the aggregate $2,000,000.00 incurred pursuant to an overdraft facility to be extended to Foods by a depository institution with assets in excess of $100,000,000.00; and (iv) debt owed by Foods to its stockholders, provided that: (A) all loans from stockholders to Foods have been or will be made on an unsecured basis, (B) all loans from stockholders to Foods have been or will be reflected as debt on the financial statements of Foods, and (C) this exception applies only with respect to stockholders of record as of the Closing Date.

          For the purposes of this Section, the sale or assignment of accounts receivable or notes receivable shall constitute incurring indebtedness for borrowed money, and the execution of any letter of credit or similar agreement shall constitute the incurrence of a contingent liability.


          (i) Pledge, Transfer, or Encumbrance of Assets. No Borrower shall pledge, transfer (except in the ordinary course of business), encumber, assign, grant a security interest in, or convey any of Borrowers' assets, whether now or hereafter owned; provided, however, that Borrowers may pledge, transfer or otherwise encumber their assets as security for (i) Borrowers' debt to Lender,
(ii) Borrowers' debts to Rabobank and NationsBank, as approved by Lender; (iii) purchase money indebtedness (including capitalized leases) for equipment or real estate, provided that the aggregate outstanding principal balance(s) of all such loans and capitalized leases at no time exceeds $750,000.00 in excess of such loans and capitalized leases outstanding as of the Closing Date and each such loan has an initial maturity of not greater than three (3) years, and (iv) debt not to exceed in the aggregate $2,000,000.00 incurred pursuant to an overdraft facility to be extended to Foods by a depository institution with assets in excess of $100,000,000.00.

          (j) Alteration of Intercreditor Loans. No Borrower shall amend, modify, supplement, effect a release or discharge under or in any way alter any loan documentation related to the Intercreditor Loans in the absence of ten (10) days prior written notice thereof to Lender, which notice shall include final drafts of the proposed amendment, modification, alteration, supplement, release or discharge.

          (k) Alteration of Material Contracts. No Borrower or Guarantor shall amend, modify, extend, renew, or in any way alter (or allow to be amended, modified, or in any way altered) any material contract of Borrowers or any other member of the Carroll's Group.

    4.3. Financial Covenants. At all times during the term of this Consolidating Loan Agreement, unless prior written consent of Lender is obtained:

           (a)Borrowers will maintain, on a combined basis:

              (i) Working Capital. Working Capital of not less than $20,000,000.00.

              (ii) Tangible Net Worth. A Tangible Net Worth equal to at least $157,006,140.00 plus fifty percent (50%) of Borrowers' net income (but not net losses) for each fiscal year of Borrowers, commencing with the fiscal year ending December 31, 1998.

              (iii) Leverage Ratio. A Leverage Ratio of not more than 1.35 to
1.0 except during the months of December and January of each year when the Leverage Ratio shall not exceed 1.50 to 1.0.

          (b) The Carroll's Group, on a combined basis, will maintain a Tangible Net Worth equal to at least $157,006,140.00 plus fifty percent (50%) of Borrowers' net income (but not net losses) for each fiscal year of Borrowers, commencing with the fiscal year ending December 26, 1998.

5.  SECURITY FOR LOANS.

    5.1. Collateral. The Loans have been and continue to be secured by the following liens and security interests, and the Borrowers, or any one or more of them as appropriate, and Swine Investment, shall have executed and delivered and will execute and deliver to Lender, as deemed necessary by Lender in its sole discretion, appropriate security agreements, financing statements, assignments, the Deeds of Trust, the Pledge Agreement and other security documents required by Lender in form satisfactory to Lender, covering the following:

          (a) Operating RLOC Collateral. As collateral for the Operating RLOC:

              (i) Personal Property. A first priority perfected security interest, subject to the concurrent rights of Rabobank and NationsBank under the Intercreditor Agreement, in all of each Borrower's now owned and hereafter acquired or arising accounts and contract rights, inventory, farm products, instruments, chattel paper, notes receivable, general intangibles, and other obligations, wherever located, and all products, proceeds, and substitutions of the foregoing;


              (ii) Assignment of Contracts. An assignment of any and all Marketing Contracts, in a form satisfactory to Lender;

              (iii) Assignment of Promissory Note. An assignment (a) by Foods of that certain $15,000,000.00 promissory note from Carroll's Processing, Inc. dated October 26, 1990, as such note may be renewed, replaced, or substituted from time to time, and (b) by Carroll's Processing, Inc. of all of its interest in that certain $15,000,000.00 promissory note from Carolina Turkeys, as such note may be renewed, replaced, or substituted from time to time; and

              (iv) Assignment of Security Interest. An assignment by Foods of its interest in a security agreement from Carolina Turkeys, which security agreement secures all outstanding payment obligations owing by Carolina Turkeys to Foods covering turkeys and other inventory.

          (b) Evergreen RLOC Collateral. As collateral for the Evergreen RLOC:

              (i) Personal Property. A first priority perfected security interest in all equipment (including, without limitation, farm equipment), machinery, fixtures, furniture, and leasehold improvements, wherever located, whether now owned or hereafter acquired, and all accessions, parts or replacements now or hereafter affixed thereto or used in connection therewith, including without limitation, the fixtures located or to be located on the Real Estate Collateral and all products, proceeds, and substitutions of the foregoing; and

              (ii) Real Property. A first priority perfected security interest in or lien on the Real Estate Collateral (and all tobacco allotments appurtenant thereto).

          (c) Stock Loan Collateral. As collateral for the Stock Loan, a first priority perfected security interest in the "Collateral" as defined in the Pledge Agreement including, but not limited to, the Pledged Shares and Additional Pledged Shares, and all products, proceeds and substitutions of the foregoing.

    5.2. Affirmation of Prior Liens on Real Estate Collateral. Partnership hereby acknowledges and affirms that all advances under the Evergreen RLOC shall be deemed future advances under the Deeds of Trust. Lender shall be provided with title insurance, acceptable to Lender and at Borrowers' expense, in the amount of the Evergreen RLOC.

    5.3.  Release of Pledged Shares/Reduction of Stock Loan Availability.

          (i) Release of Pledged Shares. During the term of the Stock Loan, provided that Borrowers, Guarantors, and Swine Investment are in full compliance with the Stock Loan Borrowing Base requirements of Section 2.1(c) and all other terms and conditions of this Loan Agreement and the Pledge Agreement, respectively, and no Event of Default or default under the Pledge Agreement exists or is continuing, Lender agrees to release, at Borrowers' expense, from Stock Loan Collateral, such shares of the Pledged Shares (or Additional Pledged Shares, if applicable) as Borrowers and Swine Investment may request of Lender in writing ( the "Release Shares"). Upon receipt of Borrowers' and Swine Investment's written request, Lender shall have three (3) Business Days from receipt to deliver the Release Shares to Notice Borrower (on behalf of Swine Investment) or to such securities broker or transfer agent designated in the written request. Lender will cooperate with Borrowers and with Swine Investment and any such securities broker or transfer agent to confirm that the Release Shares will be released and delivered in accordance with the foregoing.

          (ii) Reduction of Stock Loan. During the term of the Stock Loan, Lender shall have the right, in its sole discretion, upon reasonable prior notice, to reduce the amount of the Stock Loan if the aggregate number of Release Shares equals twenty percent (20%) or more of the number of shares pledged to Lender as Stock Loan Collateral on the Closing Date. Any such reduction in the Stock Loan will be in an amount determined by Lender in its sole discretion, provided however that such reduction shall not exceed a percentage amount commensurate with the percentage of reduction in the number of shares pledged as Stock Loan Collateral.

    5.4. Lender Equities. All equities (including allocated surplus) owned by Borrowers in Lender shall secure the Loans and may be applied (at Lender's discretion) against the Loans upon the occurrence of an Event of Default.

6. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default"):

    6.1. Payment. Any payment of principal, interest, or other sum owed to Lender under the Loan Documents or otherwise due from Borrowers, or any Borrower, to Lender is not made when due or any payment of principal, interest, or other sum owed to Rabobank or NationsBank under any credit agreement, promissory note, deed of trust, security agreement or other security or loan document from Borrowers to either of Rabobank or NationsBank, whether now existing or hereafter arising, is not made when due.

    6.2 Performance. Borrowers or Guarantors fail to perform according to the terms of this Loan Agreement or permit conditions to arise or exist so that performance would be rendered hazardous or unduly difficult for Lender.

    6.3. Existence. Failure of any Borrower or any Guarantor to maintain its existence in good standing.

    6.4. Dissolution or Bankruptcy. (a) Any Borrower, any Guarantor, or Swine Investment commences dissolution procedures, terminates its existence, enters into liquidation, becomes insolvent, experiences business failure, requests appointment of a receiver of any part of its property, enters into an assignment for the benefit of creditors, or enters any proceeding under state or federal bankruptcy laws or other insolvency laws, (b) any Borrower, any Guarantor, or Swine Investment has an involuntary proceeding commenced against it under state or federal bankruptcy laws or other insolvency laws which proceeding is not dismissed within ninety (90) days after its commencement, (c) any Borrower, any Guarantor, or Swine Investment enters into a merger or consolidation or sale of its assets, which sale has not been consented to by Lender, other than a sale of assets in the ordinary course of business, or (d) any Borrower's, any Guarantor's, or Swine Investment's ownership changes, other than by devise or descent, without the prior written consent of Lender.

    6.5. Judgments. The entry of any monetary judgment or the assessment or filing of any tax lien against any Borrower or Borrowers in the aggregate in excess of $100,000.00, or the issuance of any writ of garnishment or attachment against any property, debts due or rights of any Borrower, specifically including the commencement of any action or proceeding to seize moneys of any Borrower on deposit in any bank account owned by any Borrower, which is not promptly paid or stayed.

    6.6. Additional Defaults. Any provision or covenant of the Loan Documents or any other agreement between Borrowers (or any of them) and Lender or any other creditor or lender, including without limitation Rabobank and NationsBank, is breached, or any warranty, representation, or statement made or furnished to Lender or any other creditor or lender by any Borrower or Guarantor in connection with the Loans, the Loan Documents, or any other agreement between Borrowers (or any of them) and Lender or any other creditor or lender, including without limitation Rabobank and NationsBank, (including any warranty, representation, or statement in any Borrower's or Guarantor's financial statements) or to induce Lender to make the Loans, is untrue or misleading in any material respect.

    6.7. Adverse Change. There shall be any material adverse change(s) in the business, properties, assets, or conditions (financial or otherwise) of any Borrower.

    6.8. Cross-Default. Any default by any Borrower, any Guarantor, or Swine Investment occurs under any agreement with Lender, Rabobank, or NationsBank or another financial institution, whether now existing or hereafter arising, which default is not corrected within the cure period provided in such agreement, if any.

7. LENDER'S REMEDIES. In addition to any remedies available to Lender under the Notes, the Guaranties, and other Loan Documents, the Lender shall have the following remedies:


    7.1. Acceleration. Upon the occurrence of an Event of Default, Lender, at its option, may declare the entire unpaid principal amount of the Loans, accrued interest, and all other Obligations immediately due and payable, without presentment, demand, or notice of any kind to Borrowers or Guarantors.

    7.2. Other Remedies. Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law, or in equity, and such rights and remedies shall be cumulative. Without in any way limiting the generality of the foregoing, Lender also shall have the following non-exclusive rights:

          (a) Immediate Possession of Collateral. To take immediate possession of all Collateral, whether now owned or hereafter acquired, without notice, demand, presentment, or resort to legal process, and, for those purposes, to enter any premises where any of the Collateral is located and remove the Collateral therefrom or render it unusable;

          (b) Assembly of Collateral. To require Borrowers to assemble and make the Collateral available to Lender at a place to be designated by Lender which is also reasonably convenient to Borrowers;

          (c) Sale of Personal Property. To retain all non-real estate Collateral in full or partial satisfaction of any unpaid Obligations as provided in the North Carolina Uniform Commercial Code or sell the Collateral at public or private sale after giving at least ten (10) days' notice of the time and place of the sale, with or without having the Collateral physically present at the place of the sale (such notice constituting reasonable notice under the North Carolina Uniform Commercial Code);

          (d) Set-off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to Borrowers (or any of them) which shall be in Lender's possession or under its control (including equities owned by Borrowers in Lender as described in Section 5);

          (e) Cure. To cure any Event of Default in such manner as deemed appropriate by Lender;

          (f) Foreclosure. To foreclose pursuant to the terms of any Loan Documents, or at law or in equity.

    7.3. Expenses. In the event of occurrence of an Event of Default hereunder, if suit is instituted by Lender to collect any unpaid balance(s) owed by Borrowers hereunder, or if Lender deems it necessary or proper to employ an attorney to acquire possession of any Collateral securing Borrowers' Obligations and/or to enforce this Consolidating Loan Agreement and all Loan Documents or otherwise to protect Lender's interests hereunder, including representation in proceedings in bankruptcy, Borrowers agree to pay all collection and legal expenses and the reasonable attorneys' fees paid or incurred hereunder by Lender.

    7.4 Proceeds. The proceeds from any disposition of the Collateral shall be used to satisfy the following items in the order they are listed:

          (a) The expenses of taking, removing, storing, holding, maintaining and selling the Collateral and otherwise enforcing the rights of Lender under the Loan Documents, including any legal costs and attorney fees;

          (b) The expense of liquidating or satisfying any liens, security interests, or encumbrances on the Collateral which may be prior to the security interest of Lender that Lender, at its option, elects to satisfy;

          (c) Any unpaid fees, accrued interest and other sums due Lender with respect to Loan Documents, and the then unpaid principal amount of the Loans;

          (d) Any other Obligations.

    7.5. Resort to Borrowers or Guarantors. Lender, at its option, may pursue any and all rights and remedies directly against Borrowers, Guarantors, any Borrower, any Guarantor, or Swine Investment without resort to any Collateral.

    7.6. Deficiency. To the extent that the proceeds realized from the disposition of the Collateral shall fail to satisfy any of the foregoing items, Borrowers shall remain liable to pay any deficiency to Lender.

    7.7. Advances/Reimbursements. All amounts advanced by Lender under the Loan Documents, or due Lender as a result of expenditures made by Lender or losses suffered by Lender, shall bear interest at the rate applicable to past due principal as specified in the Notes or herein from the date demanded until paid in full. Unless otherwise specified in the Loan Documents, such advances and other sums, together with accrued interest, shall be due and payable on demand.

    7.8. Default Rate of Interest. If Borrowers shall fail to pay within fifteen
(15) days following the due date therefor, whether by acceleration or otherwise, any principal or interest owing under the Loans, or any of them, then interest shall accrue on the entire unpaid principal balance of the Loans or the respective Loan, from the date thereof until and including the date on which such amount is paid in full at a rate of interest equal to the LIBOR Variable Rate (as defined in the Notes), plus an additional two percent (2%) per annum (200 basis points). The increase of such interest rates shall not affect or otherwise limit or apply in lieu of any other remedy available to Lender as provided for herein or under applicable law.


8.  MISCELLANEOUS.

    8.1. Notice. All notices, demands, or other communications given under the Loan Documents shall be in writing, and shall be mailed to the address of the Notice Borrower as set forth in Schedule 8.1 attached hereto (or as set forth in any other Loan Document), said mailing to be certified United States government mail to the mailing address, with notice in each case to be effective when sent. Any party may provide written direction to the others to change the address to which notices shall be sent.

    8.2. Waiver. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrowers notice of an Event of Default, shall operate as a waiver thereof, and no single or partial exercise of any such right or power shall preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of any Loan Document or consent to any departure by Borrowers from any Loan Document shall be effective unless the same shall be in writing and signed by Lender, Borrowers, and Guarantors, and any such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it was given.

    8.3. Benefit. The Loan Documents shall be binding upon and shall inure to the benefit of Borrowers, Guarantors, and Lender and their respective permitted successors, assigns and participants and subparticipants.

    8.4. Governing Law and Jurisdiction. The Loan Documents and this Consolidating Loan Agreement, unless otherwise specifically provided therein, and all matters relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, except as superseded by applicable United States federal law.

    8.5. Assignment. Lender may assign the Loan Documents, in whole or in part, to any other person or entity; provided, however, that Lender shall provide to Borrowers ninety (90) days' prior notice of its intent to assign. In the event of such assignment, Lender thereafter shall be relieved of all liability hereunder (excluding causes of action for Lender's gross negligence or intentional acts prior to such transfer). Further, Lender may sell one or more participation interests in the Loans or any one or more of them and/or assign the Loan Documents, or any interest therein, to AgFirst, Farm Credit Bank, its successors and assigns and subparticipants, without any notice whatsoever to Borrowers. Borrowers hereby authorize Lender to disclose all information (including financial) provided to Lender by Borrowers in connection with the Loans to any actual or prospective participant, subparticipant, or assignee of all or part of the Loans. Borrowers may not assign the Loan Documents or any interest therein without Lender's prior written consent.

    8.6. Severability. Invalidity of any one or more of the terms, conditions, or provisions of this Consolidating Loan Agreement in no way shall affect the balance hereof, which shall remain in full force and effect.

    8.7. Construction. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. All references to Sections shall mean Sections of this Consolidating Loan Agreement. The terms "herein," "hereinbelow," "hereunder," and similar terms are references to this Consolidating Loan Agreement in its entirety and not merely the particular Article, Section, Schedule or Exhibit in which any such term appears. Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Consolidating Loan Agreement or the intent of any provision hereof. All references to any Loan Document shall include all amendments, extensions, renewals, restatements, or replacements of the same. The terms "include", "including", and similar terms shall be construed as if followed by the phrase "without being limited to" and "Real Estate" and "Collateral" shall be construed as if followed by the phrase "or any part thereof." No inference in favor of any party shall be drawn from the fact that such party has drafted any portion of the Loan Document. In the event of any inconsistency between the terms of this Consolidating Loan Agreement and any other Loan Document (with the exception of the Notes), the terms of this Consolidating Loan Agreement shall control, provided that any provision of any Loan Document, other than this Consolidating Loan Agreement, which imposes additional Obligations upon Borrower or provides additional rights or remedies to Lender shall be deemed to be supplemental to, and not inconsistent with, this Consolidating Loan Agreement.

    8.8. Execution in Counterparts. All Loan Documents may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of the Loan Document, it shall not be necessary to produce or account for more than one such counterpart.

    8.9. Examinations/Communications. Lender's examinations, inspections, or receipt of information pertaining to the matters set forth in the Loan Documents shall not in any way be deemed to reduce the full scope and protection of the Loan Documents or the Obligations of Borrowers related to the Loan Documents. Borrowers agree that Lender shall have no duty or obligation of any nature to
(i) make any investigation, inspection or review regarding any Collateral at any time, with any such investigation that is undertaken being solely for the benefit of Lender; or (ii) communicate in any manner with Borrowers, irrespective of the fact that Lender's information, or lack thereof, could be material to Borrowers' actions with respect to the Obligations.

    8.10. No Third Party Beneficiaries. The Loan Documents are entered into for the sole benefit of Borrowers, Guarantors, and Lender, their respective successors, assigns and participants, and no third party shall be deemed to have any privity of contract or any right to rely on any Loan Document to any extent or for any purpose whatsoever, and no other person shall have any right of action of any kind hereunder or be deemed to be a third party beneficiary.

    8.11. No Participation. Nothing in the Loan Documents, and no action or inaction whatsoever on the part of Lender through the Closing Date, shall be deemed to make Lender a partner or joint venturer with Borrowers, and Borrowers agree to indemnify and hold Lender harmless from and against any and all claims, losses, causes of action, expenses (including attorneys' fees) and damages arising from the relationship between Lender and Borrowers being construed as determined to be anything other than that of lender and borrower. This provision shall survive the termination of all Loan Documents.

    8.12. Notice of Conduct. Borrowers shall give Lender immediate written notice of any action or inaction by Lender or any agent or attorney of Lender in connection with the Loan Documents or the Obligations of any party under the Loan Documents that may be actionable against Lender or any agent or attorney of Lender or a defense to payment of any Obligations of Borrowers, including commission of a tort or violation of any contractual duty implied by law, and a reasonable opportunity to cure or correct such action or inaction. Upon request of Lender from time to time, Borrowers also shall confirm to Lender in writing the status of the

Loans, and the Obligations, and provide other information reasonably requested by Lender.

    8.13. Limitation of Damages. No party shall be liable to the other for incidental, consequential or speculative damages arising from any breach of contract, tort or other wrongful conduct in connection with the negotiation, documentation, administration, or collection of the Loans, but only for the actual direct loss suffered by said party.

    8.14. Costs, Expenses and Attorneys' Fees. Borrowers shall pay to Lender immediately upon demand the full amount of all reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, costs of experts and all other expenses, incurred by Lender (a) in connection with the negotiation, preparation, modification, renewal, restatement and replacement of this Consolidating Loan Agreement and each of the other Loan Documents; (b) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies, title insurance, survey updates and legal reviews, such costs to be incurred for reasonable cause; (c) the perfection, preservation, protection and continuation of the liens and security interests granted Lender in the Collateral, and the custody, preservation, protection, repair and operation of any of the Collateral; (d) the pursuit by Lender of its rights and remedies under the Loan Documents and applicable law; and (e) defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation, or dispute resolution of any other nature involving Lender, Borrowers, Guarantors, or any Collateral.

    8.15. Further Assurances. At any time after the Closing Date, Borrowers, at the request of Lender, shall execute and deliver such further documents and agreements and take such further actions as Lender reasonably deems necessary or appropriate to permit each transaction contemplated by the Loan Documents to be consummated in accordance with the provisions thereof and to perfect, preserve, protect and continue all liens, security interests and rights of Lender under the Loan Documents, security agreements, financing statements, continuation statements, new or replacement notes, and/or agreements supplementing, extending or otherwise modifying the Notes, this Consolidating Loan Agreement, and/or any security agreement, and certificates as to the amount of the indebtedness evidenced by the Notes. Borrowers irrevocably constitute and appoint Lender as their attorney-in-fact, with full power of substitution, such appointment being coupled with an interest, to enforce Lender's rights with respect to the above further assurances.

    8.16. Incorporation by Reference. This Consolidating Loan Agreement is incorporated by reference into various Loan Documents, and shall govern each and every Loan Document. In executing any Loan Document, the signatories thereto other than Lender expressly agree to be bound by all provisions of this Consolidating Loan Agreement pertaining to Borrowers and Guarantors, as applicable.

    8.17. Time of the Essence. Time is of the essence to all Loan Documents.

    8.18. Ratification: Borrowers and Guarantors hereby ratify and confirm the terms and conditions of the Original Loan Agreement, as amended, and the Stock Loan Agreement, as amended, each as defined in the Factual Background statement hereof, as the same are modified, amended and consolidated in this Consolidating Loan Agreement.





    8.19. No Novation: Borrower and Guarantors agree that the execution of this Consolidating Loan Agreement shall constitute a modification, amendment and consolidation of the terms of the Original Loan Agreement, as amended, and the terms of the Stock Loan Agreement, as amended, each as defined in the Factual Background statement hereof, and the loans evidenced thereby, and shall not be construed as a novation. The Parties hereby acknowledge their intent that this Consolidating Loan Agreement will not disturb the existing priority of the Loan Documents. The Parties intend that the security interests evidenced by the Loan Documents retain the same priority as when originally executed, delivered, and as applicable, recorded, as if this Consolidating Loan Agreement were executed, tendered and delivered as of the respective dates of the Loan Documents.

BORROWERS:

ATTEST:                             CARROLL'S FOODS, INC.



/s/                                 By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]



ATTEST:                             CARROLL'S REALTY, INC.



/s/                                 By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]


                                    CARROLL'S REALTY PARTNERSHIP (SEAL)


ATTEST:                             By:  Carroll's Foods, Inc., General Partner



 /s/                                By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]


ATTEST:                             By:  Carroll's Realty, Inc., General Partner



 /s/                                By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]



GUARANTORS:

ATTEST:                             CARROLL'S PROCESSING, INC.



 /s/                                By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]

ATTEST:                             CARROLL'S CAPITAL, INC.



 /s/                                By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[CORPORATE SEAL]



ATTEST:                             CARROLL'S FOODS OF THE MIDWEST, INC.



 /s/                                By: /s/ F. J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[CORPORATE SEAL]




ATTEST:                             CARROLL'S FOODS OF MEXICO, INC.



 /s/                                By:/s/ F.J. Faison, Jr.
-----------------------                 ------------------------
Assistant Secretary                 Its: President
[Corporate Seal]


                                    CARROLL'S FOODS OF BRAZIL, LLC



/s/                                 By:/s/ F. J. Faison, Jr.
-----------------------                 ------------------------
                                    Its: Manager




LENDER:

                                    CAPE FEAR FARM CREDIT, ACA

    (SEAL)


                                    By: /s/ C. R. Edwards
                                        ------------------------
                                    Its: Vice President